Exhibit 99.2
DENBURY ANNOUNCES PRICING AND UPSIZING OF ITS SENIOR SUBORDINATED NOTES OFFERING

PLANO, TX – April 16, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that it has priced its public offering of senior subordinated notes due May 2022 and increased the size of the offering from $1.1 billion to $1.25 billion aggregate principal amount of notes. The notes will bear interest at a rate of 5.5% and are being sold at 100% of the principal amount. Denbury expects the issuance and delivery of the senior subordinated notes to occur on April 30, 2014, subject to customary closing conditions.

The net proceeds from the offering will be used primarily to fund the repurchase of all $996.3 million aggregate outstanding principal amount of Denbury’s 8¼% Senior Subordinated Notes due 2020 (2020 Notes), for which a tender offer and consent solicitation was announced earlier today (Tender Offer). To the extent the Company purchases less than all of the outstanding 2020 Notes in the Tender Offer or the Tender Offer is not consummated for any reason, pursuant to the make-whole provision in the indenture governing the 2020 Notes in connection with a satisfaction and discharge of such indenture, the Company intends to use the net proceeds from the offering to redeem the 2020 Notes not purchased in the Tender Offer. The remaining net proceeds from the offering will be used by Denbury to reduce borrowings under its bank credit facility and for general corporate purposes.

Wells Fargo Securities, BofA Merrill Lynch, Credit Suisse Securities, J.P. Morgan, Credit Agricole Securities, and RBC Capital Markets are acting as joint book-running managers for this senior subordinated notes offering. When available, a copy of the final prospectus for the offering may be obtained on the SEC’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus upon request to: Wells Fargo Securities at 550 South Tryon St., 7th Floor, Charlotte, NC 28202, Attn: Client Support or by email at cmclientsupport@wellsfargo.com or by calling (800) 326-5897; BofA Merrill Lynch at 222 Broadway, 11th Floor, New York, NY 10038, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com; Credit Suisse Securities at One Madison Avenue, New York, NY 10010, Attn: Prospectus Department or by calling (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com; or J.P. Morgan c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (866) 803-9204.

This news release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus that has been filed with the SEC. The Tender Offer announced today is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated April 16, 2014, and related Letter of Transmittal and Consent. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the 2020 Notes.

Denbury is a growing, dividend-paying, domestic oil and natural gas company. The Company’s primary focus is on enhanced oil recovery utilizing carbon dioxide, and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations.

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This news release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including risks and uncertainties detailed in the prospectus contained in the registration statement referred to above and in Denbury's filings with the Securities and Exchange Commission, including Denbury's most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and Denbury's future performance are both subject to a wide range of business risks, and there is no assurance that Denbury’s goals and performance objectives can or will be realized. Actual results may vary materially. In addition, any forward-looking statements represent Denbury’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028